                                                                    Exhibit 21.1

  Subsidiaries of Cell Therapeutics, Inc.

     CTI Technologies, Inc., a Nevada Corporation, PolaRx Biopharmaceuticals, Inc., a Delaware Corporation, PanGenex, Inc., a Delaware Corporation, Cell Therapeutics (UK) Limited, a Limited Liability Corporation, CTI Corporate Development, Inc., an Oregon Corporation.